Exhibit 99.17

THE LCA-VISION FULL VALUE COMMITTEE

January __, 2009

Re:           LCA-Vision Inc.

Thank you for agreeing to serve as a nominee for election to the Board of Directors of LCA-Vision Inc. (the “Company”) in connection with the consent solicitation that Stephen Joffe, Craig Joffe and Alan Buckey (collectively, “The LCA-Vision Full Value Committee”) are undertaking to remove and replace the existing members of the Company’s Board of Directors (the “Solicitation”).  Your outstanding qualifications, we believe, will prove a valuable asset to the Company and all of its stockholders.  This letter will set forth the terms of our agreement.

The members of The LCA-Vision Full Value Committee agree to jointly and severally indemnify and hold you harmless against any and all claims of any nature, whenever brought, arising from the Solicitation and any related transactions, irrespective of the outcome; provided, however, that you will not be entitled to indemnification for claims arising from your gross negligence, willful misconduct, intentional and material violations of law, criminal actions or material breach of the terms of this agreement; provided further, that this indemnification agreement and all of The LCA-Vision Full Value Committee’s obligations hereunder shall not apply to any of your actions or omissions as a director of the Company.  Subject to the provisions below, this indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, as a result of or arising from the Solicitation and any related transactions (each, a “Loss”).

In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give The LCA-Vision Full Value Committee prompt written notice of such claim or Loss.  Upon receipt of such written notice, The LCA-Vision Full Value Committee will offer to provide you with counsel to your represent you at their cost, with such counsel the parties expect would be the same counsel as represents the LCA-Vision Full Value Committee and other possible defendants.  In addition, you will be reimbursed promptly for all Losses suffered by you and as incurred as provided herein.  The LCA-Vision Full Value Committee may not enter into any settlement of loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

You hereby agree to keep confidential and not disclose to any party, without the consent of The LCA-Vision Full Value Committee, any confidential, proprietary or non-public information (collectively, “Information”) of The LCA-Vision Full Value Committee, its affiliates or members of its Schedule 13D group which you have heretofore obtained or may obtain in connection with your service as a nominee hereunder.  Notwithstanding the foregoing, Information shall not include any information that is publicly disclosed by The LCA-Vision Full Value Committee, its affiliates or members of its Schedule 13D group or any information that you can demonstrate is now, or hereafter becomes, through no act or failure to act on your part, otherwise generally known to the public.

Notwithstanding the foregoing, if you are required by applicable law, rule, regulation or legal process to disclose any Information you may do so provided that you first promptly notify The LCA-Vision Full Value Committee so that The LCA-Vision Full Value Committee or any member thereof may seek a protective order or other appropriate remedy or, in The LCA-Vision Full Value Committee’s sole discretion, waive compliance with the terms of this Agreement.  In the event that no such protective order or other remedy is obtained or the LCA-Vision Full Value Committee does not waive compliance with the terms of this Agreement, you may furnish only that portion of the Information which you may be advised by counsel is legally required to be so disclosed and you will request that the party(ies) receiving such Information maintain it as confidential.

All Information, all copies thereof, and any studies, notes, records, analysis, compilations or other documents prepared by you containing such Information, shall be and remain the property of the LCA-Vision Full Value Committee and, upon the request of a representative of the LCA-Vision Full Value Committee, all such information shall be returned or, at The LCA-Vision Full Value Committee’s option, destroyed by you, with such destruction confirmed by you to The LCA-Vision Full Value Committee in writing.

This letter agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.

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If you agree to the foregoing terms, please sign below to indicate your acceptance.

Very truly yours,

 _____________________________
Craig Joffe

_____________________________
Stephen Joffe

_____________________________
Alan Buckey

ACCEPTED AND AGREED:

___________________________
Signature

Printed Name: _________________

Date: _________________________

Address: ______________________

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